Exhibit 10.1.3
                                                                  --------------


                        Amendment #5 to Master Agreement
                   Dated 8 August, 1997 between Pathnet, Inc.
                              and NEC America, Inc.


Except as expressed herein, the terms and conditions of the Master Agreement remain in full force and effect:

Article 2.        Scope of Contract
                  -----------------

2.2               Modify  (a)  to  read,   "Appendix  A  -  Sellers   Quotation,
                  DCQ98-M200554A, dated 9/18/98, excluding General Terms and Conditions".

Article 3.        Prices
                  ------
                  Delete "Subject to Section 3.2, the pricing stated in Appendix A is valid for orders placed within three years from the signing of this Agreement and is" and modify first paragraph to read, "Subject to Article 3.2, the pricing stated in
                  Appendix A hereto is valid for orders placed from the date 9/18/98 for the balance of the Master Agreement term, subject to Article 3.5 below, as expressed in Article 5. Term and
                  Option, and is...."

3.5 Delete in its entirety Amendment #3 and replace in the Master Agreement with the following, "At the end of calendar year 1999, the Parties agree to have a good faith negotiation to reach mutually beneficial prices for the balance of the Agreement term. In consideration of the prices stated in Appendix A hereto, Buyer agrees to hold Seller as the primary supplier of digital microwave equipment as listed in Appendix A with a minimum share of purchase volume in U.S. dollars of 60% with Buyer having a two supplier relationship and 50% with Buyer having a three supplier relationship.

                  Furthermore, Buyer agrees it shall purchase from Seller, Equipment in a cumulative amount of no less than $200,000,000.00 U.S. dollars by the end of calendar year 2002. As part of this commitment, in good faith effort, Buyer will procure no less than a quantity of 700 T/R's (digital microwave terminals) each six month period beginning 9/18/98. Buyer's failure to meet this T/R commitment level as set forth herein shall result in the sole and exclusive remedy of Seller as follows: Seller shall reserve the right to withdraw the pricing levels set forth in this Agreement for subsequent purchases of Equipment."

3.6 Modify to read, "The pricing set forth in Appendix A hereto is applicable to any orders placed after 9/18/98."

Article 27.       Product Support, Training and Other Support
                  -------------------------------------------
         27.1 Product Support and Training shall be performed as stated in the Product Line Support Policy in Appendix A. In addition to this Appendix, Seller shall provide Sales Engineering support to Buyer on an "as needed" basis at no cost during the term of this Agreement.

         27.2 Seller agrees to provide training on an agreed upon scheduled basis to any new Buyer or Buyer Company engineering personnel and Buyer operations personnel. Such training can be either at Seller's facility in Herndon, VA or Buyer's facilities in Washington, D.C. or Richardson, Texas. For training at Buyer or Buyer's Company's facility, Buyer agrees to reimburse Seller for the instructor's reasonable travel and living expense only.

         27.3 Seller agrees to provide Buyer: two hops of radio in terminal-terminal arrangement configured as follows: 1X1, frequency diversity/space diversity with switchover processors. One hop would be installed in each of the Buyer facilities in Washington, D.C. and Richardson, Texas.

         27.4 In a good faith effort and to the extent reasonably feasible, Seller to provide for Seller radio and multiplexer product - including any enhancements or modifications thereto, (i) detailed specification for the OS (Operation System) to NE (Network Element) operations communications path. This will include detailed specifications on how the network elements may be accessed directly or indirectly by the OS and identifying the protocols used for OS to NE operations and NE to NE operations. Conformance statements to all relevant protocols at the physical, data link, transport, session, presentation and application layer should be provided. Use of the proprietary or non-standard protocol implementations must be identified; (ii) a detailed description of the management interfaces and functionality implemented at the application layer described in terms of GDMO or TL-1; (iii) a technical contact available to support Buyer during OS development. This point of contact should possess a detailed understanding of the protocol interfaces and the network management applications implemented on the NE. The primary means of contact will be through email to both Wally Strader (Director, Systems Engineering) and Robert Lowell (Director, Customer Engineering) or their successors, if any. To assist Seller in its response, each such contact should include a priority listing ranking of either a Level One, Two or Three inquiry (Level One to denote in need of a response within less than a week. Level Two or denote in need of response within one to two weeks, and Level Three to denote in need of response beyond two weeks), and (iv) notification to Buyer in the event of any modifications to the above TMN interfaces or communication protocols for new product releases and the appropriate documentation and support provided as describe above.

         27.5 In good faith effort and to the extent reasonably feasible, Seller will test the current 2000S radio to Bellcore's Network Equipment Building System (NEBS) requirements. Such tests shall be conducted by either an independent third party testing facility or by the manufacturer as witnessed by a third party. The testing criteria shall be those elements off NEBS only that are applicable to the 2000S radio equipment and that Seller has stated either meet or may meet the NEBS standard. Seller's intention is to assist Buyer, where and when practical, in using these tests' results to obtain collocation approval.

                  Furthermore, in a good faith effort, Seller will design, build and make available during the term of this Master Agreement, a new enhanced version of the 2000S radio. This new version will be in significant compliance with the NEBS' standard.




         NEC America, Inc.                           Pathnet, Inc.

         By:  /s/Patrick Stewart                     By:  /s/David Schaeffer
              -----------------                           ------------------
                  P. Stewart                                  D. Schaeffer

         Title:  AGM, RCSD                           Title:  Chairman
                 ---------                                   --------

         Date:   11/19/98                            Date:   11/20/98
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